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                                                                    EXHIBIT 99.1

                     BOYD GAMING AND MIRAGE RESORTS ANNOUNCE

                       PLANS FOR NEW ATLANTIC CITY RESORT

LAS VEGAS, NEVADA, MAY 29, 1996 - Mirage Resorts, Incorporated and Boyd Gaming Corporation announced today that they have entered into a joint venture agreement to develop and operate a major casino hotel in the Marina district of Atlantic City.

The agreement calls for the hotel to have at least 1,000 guest rooms. Subject to design and cost analysis, the project could be significantly larger. Tentatively named "The Stardust - Atlantic City", it will be adjacent and connected to Mirage's planned wholly-owned resort. Development of both projects is contingent on approval and funding by government authorities of highway improvements necessary to accommodate the additional traffic that would be generated to and from the Marina district.

The joint venture resort is expected to cost approximately $500 million and employ at least 4,000 persons. Development of the project is conditioned upon several factors, including receipt of various governmental approvals and licenses. Construction is anticipated to begin after completion of the remediation of the property and will take approximately 24 months to complete.

"We are very excited about joining Mirage Resorts in what we expect to be one of the premier gaming resort complexes anywhere," said William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming Corporation. "We are looking forward to bringing our successful gaming and entertainment product to the East Coast market and joining the

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other excellent operators in Atlantic City who are raising the city's resort and entertainment experience to a new level."

"Both of our companies have enjoyed a long association as neighbors in Nevada and have recently collaborated on the creation of the highly successful Fremont Street Experience in downtown Las Vegas and The Strip Beautification Project," said Stephen A. Wynn, Chairman and Chief Executive Officer of Mirage Resorts, Incorporated. "We're delighted to have the creative energies of Bill Boyd and his colleagues at Boyd Gaming joining us in this ambitious transformation of Atlantic City."

Mirage Resorts owns The Mirage, Treasure Island and two Golden Nugget casino resorts in Southern Nevada. In a similar joint venture with Circus Circus, Mirage owns 50% of the Monte Carlo resort in Las Vegas, scheduled to open in three weeks. It is also building a 3,000 guest room luxury resort, Bellagio, in Las Vegas and expects to begin construction shortly on a 1,800 guest room resort in Biloxi, Mississippi.

In June 1995, Mirage was found qualified to hold a casino license by the New Jersey Casino Control Commission. In May 1996, Mirage entered into a development agreement with the City of Atlantic City for the development of the city's 150 acre "H-tract" in the Marina district. Both Mirage's wholly-owned resort and the joint venture Stardust project are planned for portions of the H-tract.

Boyd Gaming Corporation is a large, diversified owner and operator of casino entertainment properties with operations in four states. The company has six properties in

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Las Vegas: the Stardust Resort and Casino on the Las Vegas Strip; Sam's Town,
the Eldorado and Jokers Wild Casinos on the Boulder Strip; and the California and Fremont Hotel and Casinos, both in downtown Las Vegas. The Company also owns and operates Sam's Town Tunica in Tunica County, Mississippi; owns and operates Sam's Town in Kansas City, Missouri; manages the Silver Star Hotel and Casino, near Philadelphia, Mississippi; and manages and partly owns the Treasure Chest Casino, a riverboat casino in Kenner, Louisiana. The company has entered into a contract to acquire the Par-a-Dice casino in East Peoria, Illinois and is renovating and expanding Main Street Station Hotel and Casino in Las Vegas for a late 1996 opening. Boyd anticipates filing for a New Jersey casino license in the near future.


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